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700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: 713 225-6475 TELEPHONE: 713 570-3200

PRESS RELEASE

Pioneer Announces an Agreement
to Sell Certain Real Property

     HOUSTON, Texas (June 7, 2005) — Pioneer Companies, Inc. [NASDAQ: PONR] announced that its U.S. operating subsidiary, Pioneer Americas LLC, has entered into an agreement with Marnell Properties, LLC, providing for the sale by Pioneer to Marnell of approximately sixty acres of real property adjacent to Pioneer’s chlor-alkali manufacturing facility in Henderson, Nevada. The closing of the transaction is subject to the completion by Marnell Properties of due diligence and the satisfaction of other customary conditions to closing. If those conditions are satisfied, it is expected that the transaction will be completed in the third or fourth quarter of 2005, and Pioneer anticipates that it will realize approximately $22.8 million in net proceeds from the sale of the property.

     If any of Pioneer’s Tranche A indebtedness, which consists of Senior Secured Floating Rate Guaranteed Notes due 2006 and Senior Floating Rate Term Notes due 2006 issued by Pioneer Americas, is outstanding at the time of the closing of the sale, the net proceeds from the sale must be applied to the mandatory redemption and prepayment of that indebtedness. Pioneer recently redeemed and prepaid $18.3 million of Tranche A indebtedness, and $6.9 million of Tranche A indebtedness remains outstanding. The outstanding balance of the Tranche A indebtedness is subject to redemption and prepayment if Pioneer’s cash flow for the current or future quarters, as determined under the terms of the debt agreements, exceeds certain thresholds. Any amount of the proceeds from the land sale that is not applied to the redemption and prepayment of Tranche A indebtedness will be applied to an offer for the partial redemption of the 10% Senior Secured Guaranteed Notes due 2008 issued by Pioneer’s Canadian operating subsidiary, PCI Chemicals Canada Company. To the

EXHIBIT 99.1

extent the redemption offer is not accepted, Pioneer will use the remaining net proceeds for general corporate purposes.

     “We are pleased that we were able to reach this agreement with Marnell Properties on the sale of our excess real property in Henderson,” said Mike McGovern, Pioneer’s President and Chief Executive Officer. “We understand that Marnell Properties will use a portion of the property adjacent to our Henderson plant for the construction of a facility for Century Steel, Inc. We look forward to welcoming Century Steel to the Black Mountain Industrial Park.”

     “If consummated, this transaction will help continue the strengthening of Pioneer’s balance sheet and increase the liquidity available to our company,” McGovern added.

     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in the United States and Canada.

     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the non-satisfaction of the conditions to closing the sale and the risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact: Gary Pittman (713) 570-3200